Execution Version

Exhibit 1.1

LOAN PURCHASE AND ASSIGNMENT AND ASSUMPTION AGREEMENT

This LOAN PURCHASE AND ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is dated as of June 7, 2011, and entered into by and among GREAT CIRCLE ENERGY SERVICES LLC, a Delaware limited liability company (the “Assignor”) and MR. BAKHYTBEK BAISEITOV, an individual and citizen of the Republic of Kazakhstan (internal passport number 5896463), who’s principal residence is located at 291/21 Dostyk Ave., 050020 Almaty, Kazakhstan (the “Assignee”).

WHEREAS, Caspian Services, Inc., a Nevada corporation (the “Company”) and the Assignor entered into that certain Facility Agreement, dated as of September 3, 2008 (as amended, supplemented or otherwise modified from time to time, the “Facility Agreement”; each defined term used but not defined herein has the meaning given to such term in the Facility Agreement), pursuant to which the Assignor has made certain Loans available to the Company;

WHEREAS, Events of Default under the Facility Agreement occurred and are continuing and in connection therewith on January 18, 2011, the Assignor initiated a civil action against the Company before the District Court of Clark County Nevada (Case No. A-11-633409-C) seeking to collect under the Facility Agreement (the “Complaint”) and has since extended the answer date on multiple occasions at the request of the Company to facilitate discussions with the Company and the Assignor about restructuring and/or assigning the Assignor’s rights under the Facility Agreement;

WHEREAS, the Assignor desires to sell and assign to the Assignee all of the Assignor’s right, title and interest in and to (i) the Facility Agreement, (ii) the Note and all other instruments and agreements delivered by the Company in connection with the Facility Agreement and the Note  (together with the Facility Agreement and the Note, the “Facility Documents”), (iii) the Loans, (iv) all of the Assignor’s rights, remedies and other interests thereunder and relating thereto including, without limitation, all of the Assignor’s right, title and interest in the claims described in the Complaint, but excluding Assignor’s rights to indemnification of losses (in the form of legal and related expenses in an amount up to $150,000) incurred by the Assignor and reimbursed by the Company under clause 7.1 of the Facility Agreement on or around the date hereof (collectively, subject to the foregoing exclusion, the “Assigned Assets”), and the Assignee desires to purchase and assume the Assigned Assets, in each case, for the consideration and upon the other terms and conditions set forth in this Agreement; and

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Assignee and the Assignor, intending to be legally bound hereby, agree as follows:

1. Assignment and Assumption.  Upon the terms and subject to the conditions set forth in this Agreement, the Assignor hereby agrees to sell and assign to the Assignee, and the Assignee hereby agrees to purchase and assume from the Assignor, all of the Assigned Assets in exchange for the payment by the Assignee of the aggregate amount of US$15,000,000 (fifteen million U.S. dollars) (the “Purchase Price”), which payment shall be made via wire transfer in same day funds to the account set forth on Exhibit A (the “Charged Account”) and received by the Collateral Agent (as defined below) prior to 1:00 p.m. (New York, New York time) no later than the third Business Day after the Assignee receives the NBK Approval (as defined below).

2. National Bank Filing.  The Assignee covenants (i) to file all appropriate documentation with the National Bank of the Republic of Kazakhstan (the “NBK”) seeking approval (the “NBK Approval”) for his performance of this Agreement as required under the applicable laws of the Republic of Kazakhstan no later than the close of business in Alma-Ata on the first Business Day after execution of this Agreement and (ii) to use his best efforts to obtain the NBK Approval, time being of the essence.  The Assignee further covenants (i) to deliver to the Assignor proof of such filing seeking the NBK Approval no later than the close of business on the first Business Day after making the required submission to the NBK, (ii) to notify the Assignor immediately after receipt or denial of the NBK Approval and (iii) to provide the Assignor with a copy of all written communications he receives from the NBK with respect to the Assignee’s request for the NBK Approval.  If the NBK Approval is not received within 20 banking days after execution of this Agreement, this Agreement may be cancelled at the sole discretion of the Assignor by giving written notice to the Assignee.  If the NBK Approval is not received within 30 banking days after execution of this Agreement, this Agreement shall automatically terminate without further action by any of the parties, unless the Assignor and the Overseas Private Investment Corporation (“OPIC”) otherwise consent in writing to an extension of this Agreement.

3. Delivery of Note.  The Assignor shall cause the OPIC to deliver to U.S. Bank, National Association, as collateral agent (the “Collateral Agent”), at the Collateral Agent’s offices at 100 Wall Street, Suite 1600, New York, NY 10005, an executed instruction letter providing that the Note is to be delivered to the Assignee, or his representative, upon demand after confirmation of receipt of the NBK Approval and the Purchase Price in the Charged Account, such instruction letter to be in the form of Exhibit B.   Upon receipt of the Purchase Price in the Charged Account, the Assignor shall also deliver to the Assignee a duly executed allonge assigning the Note to the Assignee in the form of Exhibit C (the “Allonge”).

4. Representations and Warranties of the Assignee.  In connection with the sale of the Assigned Assets to the Assignee, the Assignee hereby makes the following representations and warranties to the Assignor as of the date hereof.

(a)
This Agreement has been duly and validly executed and delivered by the Assignee and constitutes the Assignee’s legal, valid and binding obligation, enforceable against the Assignee in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(b)
Subject to the Assignee receiving the NBK Approval, neither the execution, delivery or performance by the Assignee of this Agreement, nor the consummation by the Assignee of the transactions contemplated hereby, nor compliance by the Assignee with any provision hereof will conflict with, result in any violation of, or cause a default under (with or without due notice, lapse of time or both) any term, condition or provision of (i) any contractual obligation of the Assignee, or by which the Assignee, or any of the Assignee’s properties, assets or rights, may be bound or (ii) any law, statute, rule, regulation, order, writ, injunction, decree, permit, concession, license or franchise of any governmental authority applicable to the Assignee or the transactions contemplated hereby.

(c)
No proceedings are (i) pending against the Assignee before any governmental authority or (ii) to the best of the Assignee’s knowledge, threatened against the Assignee that, in each case, could reasonably be expected to materially and adversely affect any action taken or to be taken by the Assignee under this Agreement or the transactions contemplated by this Agreement.

(d)
No permit, authorization, consent or approval (excluding the NBK Approval) of or by, or any notification of or filing with, any governmental authority or other Person is required in connection with the execution, delivery and performance by the Assignee of this Agreement or the consummation by the Assignee of the transactions contemplated hereby.

(e)
The Assignee (i) is a “sophisticated investor” (as such term is used in regulations promulgated under the Securities Act of 1933, as amended) with respect to the purchase of the Assigned Assets, (ii) has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the purchase of the Assigned Assets, and (iii) has independently and without reliance upon the Assignor, and based on such information as the Assignee has deemed appropriate, made its own analysis and decision to enter into this Agreement, except that the Assignee has relied upon the Assignor’s express representations, warranties, covenants, agreements and indemnities in this Agreement.  The Assignee acknowledges that the Assignor has not given Assignee any investment advice, credit information or opinion on whether the purchase of the Assigned Assets is prudent.

(f)
The Assignee acknowledges that (i) the Assignor currently may have, and later may come into possession of, information with respect to the Assigned Assets, Company or any of its affiliates that is not known to the Assignee and that may be material to a decision to purchase the Assigned Assets (“Assignee Excluded Information”), (ii) the Assignee has not requested to receive Assignee Excluded Information from the Assignor and has determined to purchase the Assigned Assets notwithstanding its lack of knowledge of Assignee Excluded Information, and (iii) the Assignor shall not have any liability to the Assignee or any Assignee Indemnitee, and the Assignee waives and releases any claims that it may have or may hereafter acquire against the Assignor or any Assignor Indemnitee, whether under applicable securities laws or otherwise, with respect to the nondisclosure of Assignee Excluded Information in connection with the transaction contemplated by this Agreement; provided, however, that Assignee Excluded Information shall not and does make the Assignor’s representations or warranties in this Agreement inaccurate in any material respect.

(g)
The Assignee is an “accredited investor” as defined in Rule 501 under the Securities Act of 1933, as amended.  The Assignee acknowledges that (i) the Note and the Loans have not been registered under such Act and are being sold to the Assignee pursuant to an exemption from registration under such Act and the rules and regulations promulgated thereunder, and (ii) the Note and the Loans are being acquired for the Assignee’s own account without any view to any distribution thereof in violation of any applicable securities laws.  The Assignee has not made any offers to sell, or solicitations of any offers to buy, all or any portion of the Note or the Loans in violation of any applicable securities laws.

(h)
No broker, finder or other entity acting under the authority of the Assignee or any of its affiliates is entitled to any broker’s commission or other fee in connection with the transactions contemplated by this Agreement for which the Assignor could be responsible.

(i)
The Assignee acknowledges that the consideration given by the Assignee for the purchase of the Assigned Assets may differ both in kind and in amount from any payments or distributions that the Assignee may ultimately receive with respect to the Assigned Assets and, except as otherwise set forth herein, the Assignee shall have no recourse to the Assignor for any deficiency.

(j)
Subject to receipt of the NBK Approval, the transfer to Assignor of the funds comprising the Purchase Price shall comply with all applicable tax, currency exchange, and financial control laws in the Republic of Kazakhstan.  Such transfer will not cause Assignor to be in violation of any applicable law or regulation, including Executive Order 13224 issued on September 23, 2001 (“EO 13224”), the U.S.A. PATRIOT Act, any Anti-Money Laundering Law, the U.S. Bank Secrecy Act, or any laws of Kazakhstan. The Purchase Price comprises funds generated from the sale to Kookmin Bank, Seoul and IFC, Washington DC of a personal stake in the equity of JSC Bank CenterCredit, Almaty, Republic of Kazakhstan.   No part of such funds was derived from any activity that might be deemed criminal under any law in the United States, the Republic of Kazakhstan, or any other jurisdiction.  Such funds do not originate from, nor have they been routed through, an account maintained at a Foreign Shell Bank, a bank organized under the laws of a Non-Cooperative Jurisdiction.  Such funds will be sent to the Collateral Agent in accordance with this Agreement from the following account in the name of the Assignee:

Name and address of Bank:                                      JSC “Bank CenterCredit,
                                                                     98, Panfilov str., 050000
                                                                     Almaty, Republic of Kazakhstan

Account Number:                                                      KZ978560000002674186

(k)
Neither the Assignee nor any of the Assignee’s Controlled Affiliates is or will be an entity or person (i) that is subject to financial restrictions, trade prohibitions, embargoes, blocking, asset freezes, or economic sanctions laws, regulations, or Executive Orders of any Government Entity in any jurisdiction directed at countering terrorism or terrorist financing; (ii) that is listed in the Annex to, or is otherwise subject to the provisions of EO13224, (iii) whose name appears on the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, http:www.treas.gov) or any other such blocking or asset freezing lists that may be published and updated from time to time by the United Nations Security Council, or is a person or entity prohibited under the programs administered by OFAC (iv) who commits, threatens to commit or supports “terrorism,” as that term is defined in EO13224, (v) is subject to sanctions of the United States government or is in violation of any federal, state, municipal or local laws, statutes, codes, ordinances, orders, decrees, rules or regulations relating to terrorism or money laundering, including, without limitation, EO13224 and the USA PATRIOT Act, (vi) is a Foreign Shell Bank; (vii) is a resident in a Non-Cooperative Jurisdiction; (viii) is a current or former Senior Foreign Political Figure, or an Immediate Family Member or Close Associate of a current or former Senior Foreign Political Figure; (ix) is resident in, or organized or chartered under the laws of, a jurisdiction that has been designated by the U.S. Secretary of the Treasury under Section 311 or 312 of the USA PATRIOT Act as warranting special measures due to money laundering concerns; (x) is a person or entity that is or ever has been charged with any crime, or is or ever has been the subject of any administrative or civil action alleging fraud or dishonesty or (xi) who is otherwise affiliated with any entity or person listed above (any and all parties or persons described in clauses (i) – (x) above are herein referred to as a “Prohibited Person”).   Assignee has no reason to believe after due inquiry that any of the Assignee’s Associates is or will be a Prohibited Person.  To the actual knowledge of the Assignee, none of Assignee’s Related Persons is or will be a Prohibited Person.

Neither the Assignee nor any of the Assignee’s Controlled Affiliates,  (A) conducts any business, nor engages in any transaction or dealing, with any Prohibited Person, including, but not limited to, the making or receiving of any contribution of funds, goods, or services, to or for the benefit of a Prohibited Person, or (B) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in EO13224 (any of the actions described in clauses (A) – (B) above are herein referred to as a “Prohibited Transaction”). Assignee has no reason to suspect after due inquiry that any of Assignee’s Associates is engaged in any Prohibited Transactions.  To the actual knowledge of the Assignee, none of the Assignee’s Related Persons is engaged in any Prohibited Transactions.

(l)	Without limiting the provisions on clause (k) above:

(i) the Assignee, each of Assignee’s Controlled Affiliates and to the actual knowledge of Assignee, each of the Assignee’s Related Persons, is and will at all times remain in compliance with Corrupt Practices Laws, Anti-Money Laundering Laws and Export Control Laws in connection with the execution, delivery or performance by Assignee, or any of Assignee’s Controlled Affiliates, Associates or Related Persons, of the transactions contemplated in this Agreement;

(ii) neither the Assignee, any of the Assignee’s Controlled Affiliate nor, to the actual knowledge of the Assignee, any of the Assignee’s Related Persons, has made any Prohibited Payment;

(iii)  Assignee has no reason to suspect after due inquiry that (A) any of Assignee’s Associates is not and will not at all times remain in compliance with Corrupt Practices Laws, Anti-Money Laundering Laws and Export Control Laws in connection with the execution, delivery or performance by Assignee, any of Assignee’s Controlled Affiliates, Associates or Related Persons, of the transactions contemplated in this Agreement and (B) any of Assignee’s Associates has made any Prohibited Payment.

For purposes of the foregoing clauses (j), (k) and (l):

“Anti-Money Laundering Laws” means (i) the USA PATRIOT Act and (ii) any other law, regulation, order, decree or directive of the United States or any foreign jurisdiction relating to anti-money laundering.

“Associates” means with respect to Assignee, any entity in which Assignee beneficially owns or controls more than five percent (5%) but less than fifty percent (50%) of the equity interest and which Assignee does not otherwise control.

 “Close Associate” means a person widely known internationally to maintain an unusually close relationship with a specified Senior Foreign Political Figure, including a person who is in a position to conduct substantial domestic and international financial transactions on such Figure’s behalf.

“Controlled Affiliate” means with respect to Assignee, any person or entity (a) in which Assignee beneficially owns or controls fifty percent (50%) or more of the equity interest or (b) that is controlled by Assignee. As used in this Agreement, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership or control of securities, by contract or otherwise.

“Corrupt Practices Laws” means (i) the Foreign Corrupt Practices Act of 1977 (Pub. L. No. 95-213, §§101-104), as amended, and (ii) any other applicable law or regulation relating to bribery, kick-backs, or similar business practices of the United States or any foreign jurisdiction.

           “Foreign Bank” means an organization that (i) is organized under the laws of a country outside the U.S.; (ii) engages in the business of banking; (iii) is recognized as a bank by the bank supervisory or monetary authority of the country of its organization or principal banking operations; (iv) receives deposits to a substantial extent in the regular course of its business; and (v) has the power to accept demand deposits, but does not include the U.S. branches or agencies of a foreign bank.

“Foreign Shell Bank” means a Foreign Bank without a Physical Presence in any country, but does not include a Regulated Affiliate.

“Government Entity” means any government or any state, department or other political subdivision thereof, or any governmental body, agency, authority or instrumentality in any jurisdiction exercising executive, legislative, regulatory or administrative functions of or pertaining to government.

“Immediate Family Member” means with respect to a Senior Foreign Political Figure, the Political Figure’s parents, siblings, spouse, children and in-laws.

“Non-Cooperative Jurisdiction” means any foreign country or territory that has been designated as non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering (FATF), of which the U.S. is a member and with which designation the U.S. representative to the group or organization continues to concur. See http://www.fatf-gafi.org for FATF’s list of Non-Cooperative Jurisdictions and Territories.

“Physical Presence” means a place of business maintained by a Foreign Bank and located at a fixed address, other than solely a post office box or an electronic address, in a country in which the Foreign Bank is authorized to conduct banking activities, at which location the Foreign Bank: (i) employs one or more individuals on a full-time basis; (ii) maintains operating records related to its banking activities; and (iii) is subject to inspection by the banking authority that licensed the Foreign Bank to conduct banking activities.

“Prohibited Payments” means the giving or making by any Person (such Person, the “Payor”) of any offer, gift, payment, promise to pay or authorization of the payment of any money or anything of value, directly or indirectly, to or for the use or benefit of any Senior Foreign Political Figure or Immediate Family Member or Close Associate of any current or former Senior Foreign Political Figure (including to or for the use or benefit of any other Person if the Payor knows, or has reasonable grounds for believing, that the other Person would use such offer, gift, payment, promise, or authorization of payment for the benefit of any such Senior Foreign Political Figure or Immediate Family Member or Close Associate of any current or former Senior Foreign Political Figure); provided, that any such offer, gift, payment, promise or authorization of payment shall not be considered a Prohibited Payment if it is expressly permitted by applicable law.

 “Publicly Traded Company’ means an entity whose securities are listed on a recognized securities exchange or quoted on an automated quotation system in any country other than a Non-Cooperative Jurisdiction or a wholly-owned subsidiary of such an entity.

“Regulated Affiliate” means a Foreign Shell Bank that: (i) is an affiliate of a depository institution, credit union, or Foreign Bank that maintains a Physical Presence in the U.S. or a foreign country, as applicable; and (ii) is subject to supervision by a banking authority in the country regulating such affiliated depository institution, credit union, or Foreign Bank.

“Related Person” means with respect to any entity that is a Controlled Affiliate or Associate of Assignee, any interest holder, director, senior officer, trustee, beneficiary or grantor of such entity; provided that in the case of an entity that is a Publicly Traded Company, the term “Related Person” shall exclude any interest holder holding less than five percent (5%) of any class of securities of such Publicly Traded Company.

 “Senior Foreign Political Figure” means a senior official in the executive, legislative, administrative, military or judicial branches of a non-U.S. Government Entity (whether elected or not), a senior official of a major non-U.S. political party, or a senior executive of a government-owned commercial enterprise (other than a U.S.-government-owned corporation).  In addition, a Senior Foreign Political Figure includes any corporation, business or other entity that has been formed by, or for the benefit of, a Senior Foreign Political Figure.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001 (Pub. L. No. 107-56).

5. Representations and Warranties of the Assignor.  In connection with the sale of the Assigned Assets to the Assignee, the Assignor hereby makes the following representations and warranties to the Assignee as of the date hereof.

(a)	It is an entity duly organized and validly existing under the laws of the jurisdiction of its organization.

(b)	It has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

(c)
This Agreement has been duly and validly executed and delivered by the Assignor and constitutes the legal, valid and binding obligation of the Assignor, enforceable against the Assignor in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(d)
Neither the execution, delivery or performance by the Assignor of this Agreement, nor the consummation by the Assignor of the transactions contemplated hereby, nor compliance by the Assignor with any provision hereof, will conflict with, result in any violation of, or cause a default under (with or without due notice, lapse of time or both) any term, condition or provision of (i) the Assignor’s organizational documents, (ii) any contractual obligation of the Assignor, or by which the Assignor, or any of the Assignor’s properties, assets or rights, may be bound or (iii) any law, statute, rule, regulation, order, writ, injunction, decree, judgment, injunction, determination, permit, concession, license or franchise of any governmental authority applicable to the Assignor or the transactions contemplated hereby.

(e)
No permit, authorization, consent or approval of or by, or any notification of or filing with, any governmental authority or other Person is required in connection with the execution, delivery and performance by the Assignor of this Agreement or the consummation by such Assignor of the transactions contemplated hereby, except for the actions by OPIC to authorize the release of the lien on the Note by instructing its Collateral Agent to deliver the Note to the Assignee after OPIC’s Collateral Agent has confirmed receipt of an amount equal to the Purchase Price  in the Charged Account.

(f)
The Assignor has delivered to the Assignee true and correct copies of each of the documents and agreements set forth on Exhibit D hereto.  Except as set forth on Exhibit D hereto, the Assignor is not a party to, or bound by, any document or agreement relating to the Assigned Assets or the rights or obligations of the Assignee under the Facility Agreement, or the Assignee’s rights and remedies under this Agreement.

(g)
It is the sole lawful record and beneficial owner of, and has good and valid title to, all of the Loans, the Note, and all of the rights, remedies and other interests granted to the Assignor pursuant to the Facility Documents, with the full power and authority, subject to the provisions of the Facility Agreement and the other Facility Documents and the relevant provisions of federal and state laws, to sell, transfer and otherwise dispose of such Loans, the Note, and such rights, remedies and other interests, in each case, free and clear of any (i) mortgage, pledge, lien, security interest, charge, hypothecation, security agreement, security arrangement or encumbrance or other adverse claim against title of any kind; (ii) purchase, option, call or put agreement or arrangement; (iii) subordination agreement or arrangement other than as specified in the Facility Documents; (iv) prior sale, transfer, assignment or participation by the Assignor thereof; or (v) agreement or arrangement to create or effect any of the foregoing, except for the lien in favor of OPIC, which shall be released in accordance with Section 8 hereof.

(h)
As to the Note: (i) Assignor is entitled to enforce the Note; (ii) to the knowledge of the Assignor all signatures on the Note are authentic and authorized; (iii) the Note has not been altered; (iv) the Note is not subject to a defense or claim in recoupment of any party which can be asserted against the Assignor; and (v) Assignor has no knowledge of any insolvency proceedings having been commenced with respect to the Company.

(i)
No proceedings are (i) pending against the Assignor before any governmental authority or (ii) to the best of the Assignor’s knowledge, threatened against the Assignor that, in each case, could reasonably be expected to materially and adversely affect any action taken or to be taken by the Assignor under this Agreement or the transactions contemplated by this Agreement.

(j)
No broker, finder or other entity acting under the authority of the Assignor or any of its affiliates is entitled to any broker’s commission or other fee in connection with the transactions contemplated by this Agreement for which the Assignee could be responsible.

(k)
As of the effective time hereof, there are no funding obligations of any kind (whether fixed, contingent, conditional, or otherwise) in respect of the Facility Agreement or the other Facility Documents that the Assignor or the Assignee is or shall be required to pay or otherwise perform that the Assignor has not paid or otherwise performed in full.

(l)
Except for consents and waivers set forth in the documents listed on Exhibit D hereto, the Assignor has not given its consent to change, nor has it waived, any material term or provision of the Facility Agreement or any other Facility Document, including with respect to the amount or time of any payment of principal or the rate or time of any payment of interest.

6. Irrevocable Sale and Assignment.  The Assignor hereby expressly acknowledges that, effective immediately upon the consummation of the sale, purchase, assignment and assumption pursuant to this Agreement, (i) its sale of the Assigned Assets to the Assignee is complete, final, and irrevocable, (ii) the Assignor shall have no recourse to the Assigned Assets, (iii) the Assignor shall have no recourse to the Assignee, except for (y) the Assignee’s breaches of its representations, warranties or covenants expressly set forth in this Agreement, or (z) the Assignee’s indemnities expressly set forth in this Agreement, (iv) the Assignee shall have no recourse to the Assignor, except for (y) the Assignor’s breaches of its representations, warranties or covenants expressly set forth in this Agreement, or (z) the Assignor’s indemnities expressly set forth in this Agreement.  After receipt of the Purchase Price in the Charged Account in accordance with Section 1 above, and in consideration thereof, no Loans will be outstanding in favor of the Assignor and no lien or security interest will exist securing payment of any Loans to the Assignor.

7. “AS IS, WHERE IS AND WITH ALL FAULTS” PURCHASE.

(a)           ASSIGNEE UNDERSTANDS THAT, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, THE SALE OF THE ASSIGNED ASSETS IS MADE ON AN “AS IS, WHERE IS AND WITH ALL FAULTS” BASIS, AND ASSIGNEE EXPRESSLY ACKNOWLEDGES THAT, IN CONSIDERATION OF THE AGREEMENTS OF THE ASSIGNOR HEREIN, AND, EXCEPT AS EXPRESSLY PROVIDED HEREIN, THE ASSIGNOR HAS MADE NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED OR ARISING BY OPERATION OF LAW, AND SPECIFICALLY DISCLAIMS ANY SUCH WARRANTY AND REPRESENTATION, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY OF OWNERSHIP, EXISTENCE, QUALITY, QUANTITY, VALUE, CONDITION, MERCHANTABILITY, COLLECTABILITY OF THE ASSIGNED ASSETS, COMPLIANCE WITH LAWS OR REGULATIONS, OR FITNESS FOR ANY PURPOSE OF ANY OF THE ASSIGNED ASSETS, ANY DEBTOR AND/OR THE FACILITY DOCUMENTS.

(b)           ASSIGNEE HAS RECEIVED OR HAD THE OPPORTUNITY TO RECEIVE COPIES OF THE FACILITY DOCUMENTS AND HAS MADE SUCH EXAMINATION, REVIEW AND INVESTIGATION OF THE LOANS, THE FACILITY DOCUMENTS, THE COMPANY, AND THE RELATED FACTS AND CIRCUMSTANCES AS THE ASSIGNEE HAS DEEMED NECESSARY OR APPROPRIATE TO CONSUMMATE THIS TRANSACTION, OR HAS VOLUNTARILY WAIVED SUCH REQUIREMENTS.  THE ASSIGNEE HAS APPROVED IN ITS SOLE AND ABSOLUTE DISCRETION THE RESULTS OF ITS EXAMINATION, REVIEW AND INVESTIGATION AS DESCRIBED ABOVE AND SUCH OTHER MATTERS AS THE ASSIGNEE DESIRED TO REVIEW.

(c)           THE ASSIGNEE HAS NOT RELIED ON ANY STATEMENT, REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF THE ASSIGNOR OR ANY OF THE ASSIGNOR’S OFFICERS, DIRECTORS, EMPLOYEES, ATTORNEYS OR AGENTS EXCEPT AS EXPRESSLY PROVIDED HEREIN.  NONE OF THE ASSIGNOR OR ANY OFFICER, DIRECTOR, EMPLOYEE, ATTORNEY OR AGENT OF THE ASSIGNOR, NOR ANY OTHER PARTY RELATED IN ANY WAY TO ANY OF THE FOREGOING, HAVE OR SHALL BE DEEMED TO HAVE MADE ANY VERBAL OR WRITTEN REPRESENTATIONS, WARRANTIES, PROMISES OR GUARANTEES (WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE) TO THE ASSIGNEE WITH RESPECT TO ANY MATTER SET FORTH, CONTAINED OR ADDRESSED HEREIN OR THE RESULTS OF THE ASSIGNEE’S INVESTIGATIONS OTHER THAN AS SPECIFICALLY SET FORTH HEREIN.  THE ASSIGNEE ACKNOWLEDGES THAT (A) THE ASSIGNOR IS NOT RESPONSIBLE FOR ANY STATEMENT, REPRESENTATION OR WARRANTY OF THE COMPANY, OR OF ANY PERSON ACTING OR PURPORTING TO ACT ON BEHALF OF THE COMPANY CONTAINED HEREIN OR CONTAINED IN ANY FACILITY DOCUMENT, (B) THE ASSIGNEE POSSESSES INFORMATION NECESSARY TO EVALUATE EACH OBLIGOR; AND (C) VARIOUS DEFAULTS BY OBLIGOR MAY EXIST UNDER THE FACILITY DOCUMENTS.

8. Covenants of Assignor.  The Assignor covenants to:

(a)	deliver to the Assignee a statement of the unpaid principal and interest accrued under the Note as of May 31, 2011 on the date hereof for submission to the NBK; and

(b)
subject to confirmation of the receipt of the NBK approval and the Purchase Price in the Charged Account by the Collateral Agent, the Assignor shall (i) instruct its counsel, Lewis and Roca LLP, to dismiss the Complaint “without prejudice” by filing the agreed form “Notice of Dismissal” (attached hereto as Exhibit E) and (ii) procure that OPIC cause the Collateral Agent to deliver the original Note to the Assignee by posting it with an international courier to his principal residence as stated above and otherwise take all steps to release its lien with respect to the Assigned Assets.

9. Additional Covenants and Consent of Assignee. The Assignee hereby agrees to (i) deliver to the Assignor such additional documents as Assignor may deem reasonably necessary to comply with all applicable laws to which the Assignee is subject in connection with Assignee’s purchase of the Assigned Assets (ii) to cooperate with the Assignor in the event of any inquiry by any Government Entity (a defined in clause (l) of Section 4) regarding this transaction or the representations and warranties set forth in clauses 4(j), 4(k) and 4(l)of Section 4.  The Assignee further consents to OPIC and the Collateral Agent receiving a copy of this Agreement and relying on Assignee’s representations and warranties set forth in Section 4.

10. Further Assurances; Taxes and Other Costs. The Assignee shall pay all transfer, filing and recording fees, taxes and expenses, if any, relating to the transactions contemplated by this Agreement.  Each party hereto agrees to (i) execute and deliver, or cause to be executed and delivered, all such other and further agreements, documents and instruments and (ii) take or cause to be taken all such other and further actions as any other party hereto may reasonably request to effectuate the intent and purposes, and carry out the terms, of this Agreement, including the procurement of any and all required consents.

11. Conditions Precedent.

(a)
The Assignee’s obligations under this Agreement are subject to the prior satisfaction of the following conditions precedent: (i) receipt by the Assignee of this Agreement duly executed by the Assignor and (ii) receipt of the NBK Approval.

(b)
The Assignor’s obligations under this Agreement are subject to the prior satisfaction of the following conditions precedent:  (i) receipt by the Assignor of this Agreement duly executed by the Assignee; (ii) payment by the Assignee of the Purchase Price in accordance with Section 1 hereof; and (iii) payment by the Company of all fees, costs and expenses of the Assignor incurred in connection with prior efforts to collect/or restructure the Facility Agreement and the Facility Documents and the preparation, negotiation, execution and performance of this Agreement, including, without limitation, the fees, costs and expenses of legal counsel to the Assignor.

12. Assignor’s Indemnification.  The Assignor hereby agrees to indemnify, defend, and hold the Assignee and the Assignee’s agents, partners and employees (collectively, “Assignee Indemnitees”) harmless from and against any liability, claim, cost, loss, judgment, damage or expense (including reasonable attorneys’ fees and expenses) (“Assignee Losses”) that any Assignee Indemnitee incurs or suffers as a result of, or arising out of a breach of any of the Assignor’s representations, warranties, covenants or agreements in this Agreement, provided, however, that such indemnity shall not, as to any Assignee Indemnitee, be available to the extent that such Assignee Losses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Assignee Indemnitee, or (y) result from a claim brought by the Company or any affiliate against an Assignee Indemnitee for breach in bad faith of such Assignee Indemnitee’s obligations under the Facility Agreement or under any other Facility Document, if the Company or such affiliate has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction provided, further however, notwithstanding anything contained herein to the contrary, the maximum aggregate liability of the Assignor to all Assignee Indemnitees taken together for all Assignee Losses under this Section 12 shall be limited to a maximum amount equal to the portion of Purchase Price received by such Assignor; provided, further, however, with respect to claims arising from fraud or intentional misrepresentation, such indemnification limit will not apply.

13. Assignee’s Indemnification.  The Assignee hereby agrees to indemnify, defend, and hold Assignor and the Assignor’s respective officers, directors, agents, partners, members, managers, controlling entities, and employees (collectively, “Assignor Indemnitees”) harmless from and against any liability, claim, cost, loss, judgment, damage or expense (including reasonable attorneys’ fees and expenses) (“Assignor Losses”) that any Assignor Indemnitee incurs or suffers as a result of or arising out of a breach of any of the Assignee’s representations, warranties, covenants or agreements in this Agreement, the Facility Agreement, the Notes or the Loans, provided that such indemnity shall not, as to any Assignor Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Assignor Indemnitee, or (y) result from a claim brought by the Company or an affiliate thereof against an Assignor Indemnitee for breach in bad faith of such Assignor Indemnitee's obligations under the Facility Agreement or under any other Facility Document, if the Company or such affiliate has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction provided, further however, notwithstanding anything contained herein to the contrary, the maximum aggregate liability of the Assignee to all Assignor Indemnitees taken together for all Assignor Losses under this Section 13 shall be limited to a maximum amount equal to the Purchase Price; provided, further, however, with respect to claims arising from fraud or intentional misrepresentation, such indemnification limit will not apply.

14. Limitation on Damages.   Notwithstanding anything to the contrary in this Agreement, neither the Assignor nor the Assignee shall be liable for any for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, the Facility Agreement any other Facility Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby.

15. Notices under this Agreement.  Any notice or other communication required hereunder shall be in writing addressed to the respective party as set forth below and may be personally served, sent by facsimile, or sent by overnight courier service or U.S. mail, and shall be deemed to have been given:  (i) if delivered in person, when delivered; (ii) if delivered by facsimile, on the date of transmission if transmitted on a Business Day before 4:00 p.m. New York, New York time or, if not, on the next succeeding Business Day (in either case to the extent electronic confirmation of receipt is received); (iii) if delivered by overnight courier, one (1) Business Day after delivery to the courier properly addressed; or (iv) if delivered by U.S. mail, upon the fourth (4th) Business Day after being deposited in the mail.

Notices shall be addressed as follows:

If to the Assignee:	291/21, Dostyk Ave.,
050020 Almaty, Republic of Kazakhstan
Tel.: +7 727 2598 599
Fax: +7 727 387 08 24
Attn: Bakhytbek Baiseitov

with a copy to:                                   264,Dostyk Ave.,
               050020 Almaty, Republic of Kazakhstan
               Tel mob.: +41 799 523 112
Fax: +7 727 387 08 24
email: jachimczyk@home.pl
Attn: Mansur Maciej Jachimczyk

If to the Assignor:	To the address set forth on Exhibit A hereto.

with a copy to:	Alfa Capital Partners
32/1 Sadovaya-Kudrinskaya Street
123001 Moscow, Russian Federation
Fax:	+7.495.775.1827
Attn:	Alexander Bezugly

and

Squire Sanders & Dempsey (Moscow) LLC
c/o Squire Sanders & Dempsey (US) L.L.P.
4900 Key Tower
127 Public Square
Cleveland, OH 44114
Fax:           +1.216.479.8780
Attn:           Patrick J. Brooks

If to the Company:	Caspian Services, Inc.
257 East 200 South, Suite 340
Salt Lake City, UT 84111

Fax:           +1.801.272.9370

Attn:           Alexander Kotov

16. Notices and References under the Facility Documents.  For purposes of the Facility Documents, notices to the Assignee shall be addressed as set forth in Section 15 above.  All references in the Facility Documents to the Lender, and all references in the Facility Documents to the Assignor by name or by a defined term identifying such Person, shall hereafter be deemed to refer to the Assignee.

17. Remedies; No Waiver.  No failure on the part of the Assignee or the Assignor to exercise, and no delay in exercising, any right or remedy under this Agreement shall operate as a waiver by such Person, nor shall any single or partial exercise of any right or remedy under this Agreement preclude any other or further exercise thereof or the exercise of any other right or remedy.  The rights and remedies of the Assignee and the Assignor provided herein (i) are cumulative and are in addition to, and are not exclusive of, any rights or remedies provided by law (except as expressly set forth in this Agreement), and (ii) are not conditional or contingent on any attempt by such Person to exercise any of its rights or remedies under any other related document or against any other Person.

18. Non-Disclosure.  Each party hereto agrees that, without the prior written consent of the other parties hereto, it shall not disclose the contents of this Agreement, including, without limitation, the Purchase Price, to any Person, except any party hereto may make any such disclosure (i) in any legal, judicial, administrative proceeding or process as required by applicable law or regulations (in which case the disclosing party shall promptly notify the non-disclosing party, in advance, to the extent permitted by law) including in any legal dispute between the parties concerning this Agreement or the transactions contemplated hereunder, (ii) upon the request, demand or to comply with a mandatory disclosure rule of any regulatory authority having jurisdiction over such party or its affiliates (in which case the disclosing party shall promptly notify the non-disclosing party, in advance, to the extent lawfully permitted to do so), (iii) to the employees, legal counsel, independent auditors and in the case of the Assignor both OPIC and the Collateral Agent, and other agents of such party or entity (collectively, “Representatives”) who are informed of the confidential nature of such information and who accept such information subject to an obligation to keep it confidential or are otherwise bound by an obligation of confidentiality, (iv) any proposed transferee, assignee, participant, or other Person proposing to enter into contractual relations with the Assignee with respect to the Assigned Assets or any part of them so long as such Person enters into a confidentiality agreement containing language substantially identical to this Section 18 and under which the Assignor shall a beneficiary and (v) to the extent any such information becomes publicly available other than by reason of disclosure by the such party, its affiliates or Representatives in breach of this Agreement.   Under no circumstances shall either Assignor or Assignee issue or cause to be issued any press release, advertisement (including any “tombstone” advertisement), general announcement, or other similar material related or referring to the transactions contemplated by this Agreement unless the Parties otherwise agree in writing.

19. Amendments and Modifications.  This Agreement shall not be amended or modified in any respect without the prior written consent of the Assignee and the Assignor; provided that the consent of the Company shall also be required if such amendment or modification adversely affects the rights or materially increases the obligations of the Company hereunder.

20. Entire Agreement; Conflict.  This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all previous and contemporaneous negotiations, promises, covenants, understandings, representations and warranties in respect thereof, all of which have become merged and finally integrated into this Agreement and such other documents.  This Agreement supplements the Facility Agreement and the other Facility Documents.  If there is any inconsistency or conflict between this Agreement, on the one hand, and the other Facility Documents, on the other hand, the provisions of this Agreement shall govern and control.

21. GOVERNING LAW.  THIS AGREEMENT, THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND ANY CLAIM OR CONTROVERSY DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, SHALL IN ALL RESPECTS BE GOVERNED BY AND INTERPRETED, CONSTRUED AND DETERMINED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEVADA (WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISION THEREOF THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION).

22. JURISDICTION AND VENUE.  EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO AND ACCEPTS THE NON-EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEVADA LOCATED IN LAS VEGAS, NEVADA OR THE COURTS OF THE STATE OF NEW NEVADA LOCATED IN CLARK COUNTY, NEVADA FOR ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR ANY MATTER RELATING TO IT, AND WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LAYING OF VENUE IN ANY SUCH COURT OR THAT ANY SUCH COURT IS AN INCONVENIENT FORUM OR DOES NOT HAVE PERSONAL JURISDICTION OVER THEM.  EACH PARTY HERETO IRREVOCABLY AGREES THAT, SHOULD ANY OTHER PARTY HERETO INSTITUTE ANY LEGAL ACTION OR PROCEEDING IN ANY JURISDICTION (WHETHER FOR INJUNCTION, SPECIFIC PERFORMANCE, DAMAGES OR OTHERWISE) IN RELATION TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NO IMMUNITY (TO THE EXTENT THAT IT MAY AT ANY TIME EXIST, WHETHER ON THE GROUNDS OF SOVEREIGNTY OR OTHERWISE) FROM SUCH ACTION OR PROCEEDING SHALL BE CLAIMED BY IT OR ON ITS BEHALF, ANY SUCH IMMUNITY BEING HEREBY IRREVOCABLY WAIVED, AND EACH PARTY HERETO IRREVOCABLY AGREES THAT IT AND ITS ASSETS ARE, AND SHALL BE, SUBJECT TO SUCH LEGAL ACTION OR PROCEEDING IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT.

23. JURY TRIAL WAIVER.  THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THAT THEY MAY HAVE TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION, OR IN ANY LEGAL PROCEEDING, DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

24. Counterparts.  This Agreement may be executed in any number of counterparts and by any party hereto on separate counterparts, each of which, when so executed and delivered, shall be an original, but all such counterparts shall together constitute one and the same agreement.

25. Severability.  The illegality, invalidity or unenforceability of any provision of this Agreement under the law of any jurisdiction shall not affect its legality, validity or enforceability under the law of any other jurisdiction, nor the legality, validity or enforceability of any other provision.

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Each of the parties hereto has caused this Agreement to be duly executed as of the date first set forth above.

ASSIGNOR:

GREAT CIRCLE ENERGY SERVICES LLC

By: /s/ Pavel Nazarian

Name: Pavel Nazarian

Title: Authorized person

ASSIGNEE:

/s/ Bakhytbek Baiseitov
MR. BAKHYTBEK BAISEITOV